                                                                    EXHIBIT 99.1


[COX RADIO, INC. LOGO]                                                    NEWS
==============================================================================
FOR IMMEDIATE RELEASE

          COX RADIO REPORTS RECORD THIRD QUARTER 2003 FINANCIAL RESULTS
                       --STATION OPERATING INCOME UP 2%--

         ATLANTA, NOVEMBER 5, 2003 -- Cox Radio, Inc. (NYSE: CXR) today reported financial results for the three-month and nine-month periods ended September 30, 2003.

         Financial highlights (in thousands, except per share data and percentages) are as follows:


                                           Three Months Ended September 30,              Nine Months Ended September 30,
                                          ----------------------------------             -------------------------------
                                                2003         2002               %           2003          2002                %
                                          ---------------------------          ----      ------------------------------      ---
Net revenues                                $112,279       $112,538            --        $319,094       $312,478             2%
Station operating expenses (1)                66,215         67,187            (1%)       194,375        190,890             2%

Station operating income (2)                  46,064         45,351             2%        124,719        121,588             3%
Station operating income margin (3)             41.0%          40.3%           --            39.1%          38.9%           --

Operating income                              38,935         38,926            --         102,947        100,131             3%

Income before cumulative effect
       of accounting change                   18,445         17,814             4%         45,890         42,612             8%
Income before cumulative effect
       of accounting change per common
       share - diluted                      $   0.18       $   0.18            --        $   0.46       $   0.42            10%

Net income                                    18,445         17,814             4%         45,890         28,678            60%
Net income per common
       share - diluted                      $   0.18       $   0.18            --        $   0.46       $   0.28            64%


--------


(1) Station operating expenses include cost of services (exclusive of depreciation) and selling, general and administrative expenses.
(2) Station operating income (previously broadcast cash flow) is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States ("GAAP"). Please see the attached table for a reconciliation to net income, the most directly comparable GAAP financial measure.
(3) Station operating income margin is station operating income as a percentage of net revenues.

         Robert F. Neil, President and Chief Executive Officer, commented, "We are pleased to report record third quarter results with station operating income increasing 2% in a very difficult environment. We continued our focus on executing our operating strategy during the quarter, investing in our station brands in advance of an expected advertising recovery. These investments continue to pay off, as our stations are among the leaders in their local markets, ranking as the number one, two or three station in their target demographic in approximately 90% of our markets. While the advertising environment looks to remain challenging for the remainder of the year, economic indicators point to a recovery in 2004, with initial signs of strength already being seen for the first quarter. We are optimistic for the future, and our long-term focus and proven ability to execute operationally positions us to deliver impressive revenue and cash flow growth in an improving advertising environment."

OPERATING RESULTS - THIRD QUARTER 2003

         Net revenues for the third quarter of 2003 were $112.3 million, flat with the third quarter of 2002. National revenues increased 10% and local revenues decreased 4%. While our stations in the Southern Connecticut, Long Island and Tulsa markets were down, our Houston, Tampa, Richmond, Dayton and Greenville-Spartanburg markets delivered strong growth during the third quarter of 2003. Our revenues in Atlanta, our largest market, were down 1% compared to the market, which was down 2%, as reported in the Miller Kaplan Market Revenue Reports. Excluding the recently reformatted WFOX-FM, net revenues in Atlanta were up 3% for the quarter.

         Station operating expenses decreased $1.0 million to $66.2 million, a decrease of 1% from the third quarter of 2002. While program rights in Atlanta and talent fees increased for the third quarter of 2003, these charges were offset by the reversal of music license fee accruals of approximately $1.0 million as a result of the resolution of the license fee rate making proceedings between the radio industry and Broadcast Music, Inc. In addition, promotional spending and bad debt expense were lower for the quarter when compared to the prior year.

         Station operating income increased $0.7 million to $46.1 million, an increase of 2% from the third quarter of 2002, for the reasons discussed above. Station operating income margin increased to 41.0% from 40.3% in the third quarter of 2002.

         Operating income for the third quarter of 2003 was $38.9 million, flat with the third quarter of 2002.

         Interest expense during the third quarter of 2003 decreased $1.5 million to $8.5 million as a result of lower overall outstanding debt, as well as a lower average borrowing rate due to the repayment at maturity of the $100.0 million principal amount of our 6.25% notes with proceeds from our five-year revolving credit facility, with an average rate of 1.8% for the third quarter of 2003, as well as a decrease in the average interest rate on our outstanding floating rate debt.

         Net income increased $0.6 million to $18.4 million for the third quarter of 2003, for the reasons discussed above.

         Capital expenditures for the third quarter of 2003 totaled $2.2 million.

OPERATING RESULTS - FIRST NINE MONTHS 2003

         Net revenues for the first nine months of 2003 increased $6.6 million to $319.1 million, a 2% increase compared to the first nine months of 2002. National revenues increased 8% and local revenues were flat. Overall growth in revenues was primarily a result of the focus on our core strategy, which includes managing our inventories, maintaining our competitive rates, and the successful execution of our consultative selling strategy. The market leaders were Orlando, Tampa, Richmond, Louisville and Greenville-Spartanburg. These increases in revenues were partially offset by decreases in Atlanta, Southern Connecticut, Birmingham and Tulsa. During the first nine months of 2003, revenues at WFOX-FM in Atlanta, our recently reformatted station, decreased $3.3 million compared to the first nine months of 2002. Excluding WFOX-FM, net revenues in Atlanta were up 3% for the first nine months of 2003.

         Station operating expenses increased $3.5 million to $194.4 million, an increase of 2% from the first nine months of 2002. This increase was primarily due to costs associated with the reformatting of WFOX-FM in Atlanta, higher programming costs related to sports programming primarily in Atlanta and an increase in promotion costs during the first half of 2003; although promotional spending was scaled back during the third quarter of 2003 due to decreased third quarter local revenues. These increases were partially offset by a decrease in sales costs as a result of changes in the sales compensation structure in Atlanta and Southern Connecticut, a reduction in bad debt expense and the reversal of music license fee accruals of approximately $1.0 million as a result of the resolution of the license fee rate making proceedings between the radio industry and Broadcast Music, Inc.

         Station operating income increased $3.1 million to $124.7 million, an increase of 3% from the first nine months of 2002, for the reasons discussed above. Station operating income margin increased to 39.1% from 38.9% in the first nine months of 2002.

         Operating income for the first nine months of 2003 increased $2.8 million to $102.9 million. This was primarily as a result of an increase in net revenues in excess of operating expenses, as discussed above.

         Interest expense during the first nine months of 2003 decreased $3.7 million to $26.5 million as a result of lower overall outstanding debt, as well as a lower average borrowing rate due to the repayment at maturity of the $100.0 million principal amount of our 6.25% notes with proceeds from our five-year revolving credit facility, with an average rate of 1.9% for the first nine months of 2003, as well as a decrease in the average interest rate on our outstanding floating rate debt.

         Income before cumulative effect of accounting change increased $3.3 million to $45.9 million, an increase of 8% from the first nine months of 2002 for the reasons discussed above.

         Net income increased $17.2 million to $45.9 million for the first nine months of 2003, primarily as a result of a $13.9 million after-tax loss related to the cumulative effect of accounting change as a result of adopting SFAS No. 142 in the first quarter of 2002 and for the reasons discussed above.

         Capital expenditures for the first nine months of 2003 totaled $8.1 million.

         As of September 30, 2003, Cox Radio had consolidated debt of $563.5 million and generated $153.4 million of adjusted EBITDA during the twelve months ended September 30, 2003. As a result, Cox Radio's ratio of consolidated debt to adjusted EBITDA was 3.7x at September 30, 2003. Please see the attached table for (1) a reconciliation of consolidated debt, a non-GAAP financial measure, to balance sheet debt, the most directly comparable GAAP financial measure, and (2) a reconciliation of adjusted EBITDA, a non-GAAP financial measure, to net income, the most directly comparable GAAP financial measure.

BUSINESS OUTLOOK

         Robert F. Neil, continued, "While we anticipate a more robust 2004, visibility continues to be a challenge in the short term. We again remain cautious in our guidance for the fourth quarter and currently expect net revenues to be flat to down slightly from the fourth quarter 2002."

         Cox Radio is the third largest radio company in the United States based on revenues. Cox Radio owns, operates or provides sales and marketing services for 78 stations (67 FM and 11 AM) clustered in 18 markets, including major markets such as Atlanta, Houston, Miami, Orlando, San Antonio and Tampa. Cox Radio shares are traded on the New York Stock Exchange under the symbol: CXR.

         Cox Radio will host a teleconference to discuss its results today at 11:00 a.m. Eastern Time. To access the teleconference, please dial 973-935-8513 ten minutes prior to the start time. The teleconference will also be available via live web cast on the investor relations portion of the Company's website, located at www.coxradio.com. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Wednesday, November 12, 2003, which can be accessed by dialing 877-519-4471 (U.S.) or 973-341-3080
(Int'l), pass code 4201963. The web cast will also be archived on Cox Radio's website for one month.

FORWARD-LOOKING STATEMENTS

         Statements in this release, including statements relating to any earnings or revenue projections, are "forward-looking" statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are statements that relate to Cox Radio's future plans, earnings, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. These factors include competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to political events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, our ability to execute our Internet strategy effectively, and other risk factors described from time to time in Cox Radio's filings with the Securities and Exchange Commission, including Cox Radio's Form 10-K for the year ended December 31, 2002. Cox Radio assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

(SEE ATTACHED FINANCIAL TABLES)


CONTACT:
Analysts and Investors                      Analysts, Investors, Press or Media
Neil Johnston                               John Buckley
Vice President & Chief Financial Officer    Brainerd Communicators, Inc.
Cox Radio, Inc.                             212-986-6667
678-645-4310                                buckley@braincomm.com

                                 COX RADIO, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                     THREE MONTHS ENDED               NINE MONTHS ENDED
                                                                         SEPTEMBER 30,                   SEPTEMBER 30,
                                                                  -------------------------       -------------------------
                                                                     2003            2002           2003            2002
                                                                  ---------       ---------       ---------       ---------
NET REVENUES:
   Local ...................................................      $  78,707       $  82,377       $ 228,666       $ 229,672
   National ................................................         26,224          23,792          71,492          65,910
   Other ...................................................          7,348           6,369          18,936          16,896
                                                                  ---------       ---------       ---------       ---------
     Total revenues ........................................        112,279         112,538         319,094         312,478

OPERATING EXPENSES:
   Cost of services (exclusive of depreciation shown
     separately below) .....................................         26,258          26,079          72,912          71,037
   Selling, general and administrative .....................         39,957          41,108         121,463         119,853
   Corporate general and administrative ....................          4,131           3,711          12,766          12,177
   Depreciation ............................................          2,945           3,074           8,866           9,104
   Amortization ............................................             29              30              88              89
   Loss on sales of assets .................................             24              21              52             396
   Gain on sales of radio stations .........................             --            (411)             --            (309)
                                                                  ---------       ---------       ---------       ---------

OPERATING INCOME ...........................................         38,935          38,926         102,947         100,131

OTHER INCOME (EXPENSE):
  Interest income ..........................................              7              23               9              32
  Interest expense .........................................         (8,491)        (10,012)        (26,544)        (30,250)
  Other - net ..............................................           (123)           (122)           (362)           (359)
                                                                  ---------       ---------       ---------       ---------
INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF
   ACCOUNTING CHANGE .......................................         30,328          28,815          76,050          69,554
                                                                  ---------       ---------       ---------       ---------
Current income tax expense .................................          5,297           3,354          14,784          10,407
Deferred income tax expense ................................          6,586           7,647          15,376          16,535
                                                                  ---------       ---------       ---------       ---------
Total income tax expense ...................................         11,883          11,001          30,160          26,942
                                                                  ---------       ---------       ---------       ---------
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE .......         18,445          17,814          45,890          42,612
  Cumulative effect of accounting change, net of tax .......             --              --              --         (13,934)
                                                                  ---------       ---------       ---------       ---------
NET INCOME .................................................      $  18,445       $  17,814       $  45,890       $  28,678
                                                                  =========       =========       =========       =========
                                                                                                  ---------       ---------

BASIC NET INCOME PER SHARE
  Income before cumulative effect of accounting change .....      $    0.18       $    0.18       $    0.46       $    0.43
  Cumulative effect of accounting change ...................             --              --              --           (0.14)
                                                                  ---------       ---------       ---------       ---------
    Net income per common share ............................      $    0.18       $    0.18       $    0.46       $    0.29
                                                                  =========       =========       =========       =========

DILUTED NET INCOME PER SHARE
  Income before cumulative effect of accounting change .....      $    0.18       $    0.18       $    0.46       $    0.42
  Cumulative effect of accounting change ...................             --              --              --           (0.14)
                                                                  ---------       ---------       ---------       ---------
    Net income per common share ............................      $    0.18       $    0.18       $    0.46       $    0.28
                                                                  =========       =========       =========       =========

Weighted average basic common shares outstanding ...........        100,240         100,299         100,219         100,191
                                                                  =========       =========       =========       =========
Weighted average diluted common shares outstanding .........        100,545         100,677         100,564         100,672
                                                                  =========       =========       =========       =========

                       USE OF NON-GAAP FINANCIAL MEASURES

         Cox Radio utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. A non-GAAP financial measure is defined as a numerical measure of a company's financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. The non-GAAP financial measures used in this release are station operating income (previously broadcast cash flow), station operating income margin, adjusted EBITDA and consolidated debt. Station operating income is net income excluding the cumulative effect of accounting change, total income tax expense, total other expenses, the gain (loss) on sales of assets and radio stations, depreciation, amortization and corporate general and administrative expenses. Station operating income margin is station operating income as a percentage of net revenues calculated in accordance with GAAP. Adjusted EBITDA is net income excluding income tax expense, other expenses, the gain (loss) on sales of assets and radio stations, depreciation and amortization. Consolidated debt is the combination of notes payable, amounts due to/from Cox Enterprises and an off-balance sheet liability, which is a guarantee of third party indebtedness.

         Cox Radio's management believes that station operating income and station operating income margin provide useful data to evaluate Cox Radio's overall financial condition and operating results and the means to evaluate our radio stations' performance and operations. Management also believes that these measures are useful to an investor in evaluating our performance because they are commonly used financial analysis tools for measuring and comparing media companies. In addition, management uses these measures to evaluate individual radio station and market-level performance, as well as our overall operations. Management uses adjusted EBITDA and consolidated debt to monitor compliance with certain financial covenants in Cox Radio's credit agreements and as a gauge of Cox Radio's ability to service long-term debt and other fixed obligations and to fund continued growth with internally generated funds. Station operating income and adjusted EBITDA should not be considered as alternatives to operating income or net income as indicators of Cox Radio's financial performance. Adjusted EBITDA should not be considered as an alternative to net cash provided by operating activities as a measure of liquidity. Each of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

         The following table reconciles net income, from Cox Radio's financial statements presented in accordance with GAAP, to station operating income, a non-GAAP financial measure.

                                                                  THREE MONTHS ENDED              NINE MONTHS ENDED
                                                                     SEPTEMBER 30,                   SEPTEMBER 30,
                                                              -------------------------        -------------------------
                                                                2003            2002             2003            2002
                                                              ---------       ---------        ---------       ---------
                                                                                      (UNAUDITED)
                                                                                     (IN THOUSANDS)
Net income ............................................       $  18,445       $  17,814        $  45,890       $  28,678
Adjustments:
    Cumulative effect of accounting change ............              --              --               --          13,934
    Total income tax expense ..........................          11,883          11,001           30,160          26,942
    Total other expense ...............................           8,607          10,111           26,897          30,577
    Gain on sales of radio stations ...................              --            (411)              --            (309)
    Loss on sales of assets ...........................              24              21               52             396
    Amortization ......................................              29              30               88              89
    Depreciation ......................................           2,945           3,074            8,866           9,104
    Corporate general and administrative ..............           4,131           3,711           12,766          12,177
                                                              ---------       ---------        ---------       ---------
STATION OPERATING INCOME ..............................       $  46,064       $  45,351        $ 124,719       $ 121,588
                                                              =========       =========        =========       =========

         The following table reconciles net income for the twelve months ended September 30, 2003, from Cox Radio's financial statements presented in accordance with GAAP, to adjusted EBITDA, a non-GAAP financial measure.

                                                     TWELVE MONTHS ENDED
                                                      SEPTEMBER 30, 2003
                                                    ----------------------
                                                         (UNAUDITED)
                                                       (IN THOUSANDS)
Net income .......................................      $  63,153
Adjustments:
    Total income tax expense .....................         41,516
    Total other expense ..........................         36,478
    Loss on sales of assets ......................            273
    Loss on sales of radio stations ..............              5
    Amortization .................................            117
    Depreciation .................................         11,858
                                                        ----------
ADJUSTED EBITDA ..................................      $ 153,400
                                                        ==========



         The following table reconciles balance sheet debt, from Cox Radio's financial statements presented in accordance with GAAP, to consolidated debt, a non-GAAP financial measure.

                                                          AS OF
                                                   SEPTEMBER 30, 2003
                                                   ------------------
                                                       (UNAUDITED)
                                                     (IN THOUSANDS)
Balance sheet debt:
   Due to Cox Enterprises ........................   $   2,239
   Notes payable..................................     554,710

Off-balance sheet guarantee:
   Guarantee of Honolulu Broadcasting, Inc. loan..       6,564

                                                     ----------
CONSOLIDATED DEBT ................................   $  563,513
                                                     ==========